Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Susan Eich
+1 612 851 6205
susan.eich@softbrands.com

SOFTBRANDS ANNOUNCES FIRST QUARTER FISCAL 2006 RESULTS

Minneapolis, Feb. 9, 2006 – SoftBrands, Inc. (AMEX: SBN) today announced its financial results for first quarter fiscal 2006.

The company reported a net loss of $227,000 or a loss of 1 cent per diluted share for the three months ended Dec. 31, 2005, compared with a net loss of $666,000, or a loss of 2 cents per diluted share, for first quarter fiscal 2005. Net loss applicable to common shareholders was $500,000 in first quarter fiscal 2006. The net loss in the fiscal 2006 first quarter includes income from discontinued operations, net of tax, of $426,000.

In first quarter fiscal 2006 the company posted an operating loss of $821,000, compared with operating income of $164,000 in the comparable period in the prior year.

“We firmly believe we have the right strategies in place to grow SoftBrands and deliver value for our shareholders. While our first quarter results were short of expectations, we made progress in non-financial areas that will contribute to our performance in the longer term,” said Randy Tofteland, SoftBrands president and chief executive officer. “The execution of our strategies will take some time to produce consistent top-line growth, but we do expect to deliver modest revenue growth in fiscal 2006.”

Revenues for first quarter fiscal 2006 were $16.7 million, compared with $17.3 million in the fiscal 2005 period. Maintenance revenue accounted for 62.7 percent of total revenues in the current quarter and 64.4 percent of revenues in first quarter fiscal 2005.

Highlights in the company’s first quarter, and other recent developments include:

• The completion of the acquisition of Infra Business Solutions, GmbH, a German software company that is a reseller and development partner of SAP Business One.

• The release in January of version 8.2 of Fourth Shift Edition for SAP Business One. Version 8.2 builds upon previous versions with localizations for the United Kingdom, the Republic of Ireland, and South Africa.

• A reduction in support costs in the hospitality business, as a result of the productivity from the company’s worldwide service center in Bangalore, India.

• The listing of SoftBrands’ common stock on the American Stock Exchange under the ticker symbol SBN.

In the company’s manufacturing business, revenues increased 2.1 percent to $12.7 million in first quarter fiscal 2006, compared with $12.4 million in the fiscal 2005 period, reflecting increases in maintenance and professional services revenue, somewhat offset by a slight decline in license revenue. License revenue was lower in the quarter due to soft Fourth Shift sales in the Americas region. First quarter fiscal 2006 operating income in manufacturing rose 1.8 percent to $3.7 million due to cost savings from providing customer support from Bangalore, India, and modest increases in support revenues.

In the company’s hospitality business, revenues decreased approximately 16 percent in the quarter to $4.1 million in 2006, from $4.9 million in the prior year quarter, as a result of a 25.5 percent decline in support revenue due to attrition from customers with legacy products. In the quarter, license and professional services revenue increased, but account for less than 30 percent of the segment’s total revenues. First quarter 2006 operating income for SoftBrands’ hospitality business was $246,000, compared with $459,000 in the prior year quarter as a result of the shortfall in revenue.

On a geographic basis, the Americas region posted an 8.2 percent decline in revenues in the fiscal 2006 quarter, reflecting decreases in both business segments.  In the company’s Europe, Middle East and Africa (EMEA) region, total revenues were even with the prior year quarter, with revenue gains in manufacturing offset by a decline in hospitality. The company’s revenues for the Asia Pacific region increased 10.4 percent in the quarter, with increases in both manufacturing and hospitality.

Selling, general and administrative expenses were higher in the 2006 quarter compared to the prior year period due to higher selling and marketing costs, and costs related to stock-based compensation, partially offset by lower external costs for Sarbanes-Oxley. In first quarter fiscal 2006 SoftBrands adopted Financial Accounting Standards No.123(R), Share-Based Payment (“FAS 123(R)”) and began expensing stock-based compensation; total FAS 123(R) expense was $348,000, most of which is reflected in SG&A. Research and product development costs were higher in the quarter due to the inclusion of development costs from the recently acquired Infra business.

Cash and Liquidity

As of Dec. 31, 2005, SoftBrands had $13.8 million in total unrestricted cash, compared with $16.0 million at Sept. 30, 2005. The decrease was primarily due to approximately $1.9 million of cash used to acquire Infra Business Solutions.

Conference Call

SoftBrands will hold its first quarter earnings conference call at 10am CDT today, Feb. 9, 2006. Interested parties may listen to the call by dialing 866-203-2528 or international 617-213-8847 (passcode: 62891342). A live webcast will also be available on www.softbrands.com. Interested parties should dial into the conference call or access the webcast approximately 10-15 minutes before the scheduled start time. A replay will be available approximately one hour after the conference call concludes and will remain available through Feb. 16. The replay number is 888-286-8010 and international 617-801-6888 (passcode: 58824949). The webcast will be archived on www.softbrands.com for approximately one year.

Forward-Looking Statements

All statements other than historical facts included in this release regarding future operations are subject to the risks inherent in predictions and “forward looking statements.” These statements are based on the beliefs and assumptions of management of SoftBrands and on information currently available to us. Nevertheless, these forward-looking statements should not be construed as guarantees of future performance. They involve risks, uncertainties, and assumptions identified in filings by SoftBrands with the SEC, including:

•                  Changes in the economy, natural disasters, disease or other events that affect the manufacturing and hospitality segments, or the geographies, we serve;

•                  Our increasing dependence upon our relationship with SAP;

•                  Our ability to timely complete and introduce, and the market acceptance of, our new products;

•                  Our ability to properly document our sales consistent with the manner in which we recognize revenue;

•                  Our ability to manage international operations;

•                  Our ability to maintain and expand our base of clients on software maintenance programs; and

•                  The effects of and our ability to rapidly adapt to changes in standards for operating systems, databases and other technologies.

About SoftBrands

SoftBrands, Inc. is a global leader in providing solutions for small- to medium-sized businesses in the manufacturing and hospitality industries worldwide. With more than 4,000 customers in over 60 countries now actively using its manufacturing and hospitality products, SoftBrands has established a global infrastructure for distribution, development and support of enterprise software. The company, headquartered in Minneapolis, Minnesota, has 600 employees with branch offices in Europe, India, Asia, Australia and Africa. Additional information can be found at www.softbrands.com.

Tables Follow

SoftBrands, Inc.
Consolidated Balance Sheets
in thousands, except per share data
(unaudited)

	December 31, 2005	September 30, 2005
Assets
Current assets
Cash and cash equivalents	$13,812	$16,034
Accounts receivable, net	5,998	5,363
Prepaid expenses and other current assets	1,500	1,134
Total current assets	21,310	22,531

Furniture, fixtures and equipment, net	1,994	1,986
Restricted cash	654	648
Goodwill	23,532	22,947
Intangible assets, net	4,049	3,783
Other long-term assets		6
Total assets	$51,539	$51,901

Liabilities and Stockholders’ Equity
Current liabilities
Current portion of long-term debt and capital leases	$154	$260
Accounts payable	1,257	2,240
Accrued expenses	4,232	5,707
Accrued restructuring costs	183	203
Deferred revenue	17,440	15,355
Other current liabilities	1,383	1,352
Total current liabilities	24,649	25,117

Other long-term liabilities	268	292

Total liabilities	24,917	25,409

Stockholders’ equity

Series A convertible Preferred Stock, $0.01 par value; 300,000 shares authorized; no shares issued or outstanding
Series B Convertible Preferred Stock, $0.01 par value; 4,331,540 shares authorized, issued and outstanding; liquidation value of $4,591	5,068	5,068
Series C Convertible Preferred Stock, $0.01 par value, 20,027 shares authorized, 18,000 shares issued and outstanding liquidation value of $18,000 plus unpaid dividends	15,065	15,065
Common Stock, $0.01 par value; 110,000,000 shares authorized; 40,071,500 and 40,030,000 shares issued and outstanding; respectively	401	400
Additional paid-in capital	173,552	173,756
Accumulated other comprehensive loss	(1,333)	(1,893)
Accumulated deficit	(166,131)	(165,904)
Total stockholders’ equity	26,622	26,492

Total liabilities and stockholders’ equity	$51,539	$51,901

SoftBrands, Inc.
Consolidated Statements of Operations
in thousands, except share and per share data
(Unaudited)

	Three Months Ended
	December 31, 2005	December 31, 2004
Revenue
Software license	$2,357	$2,297
Maintenance	10,505	11,133
Professional services	3,355	3,179
Third-party software and hardware	525	668
Total revenue	16,742	17,277

Cost of revenues
Software licenses	983	1,120
Maintenance	3,248	3,533
Professional services	3,040	2,586
Third-party software and hardware	342	445
Total cost of revenues	7,613	7,684
Gross Profit	9,129	9,593

Operating expenses
Selling, general and administrative	7,511	7,427
Research and product development	2,439	2,002
Total operating expenses	9,950	9,429
Operating income (loss)	(821)	164
Interest expense	(4)	(1,003)
Other income, net	85	273
Loss from continuing operations before provision for income taxes	(740)	(566)

Provision for (benefit from) income taxes	(87)	100
Loss from continuing operations	(653)	(666)
Discontinued operations
Income from discontinued operations, net of tax	426
Net loss	(227)	(666)

Preferred Stock dividends	273

Net loss applicable to common Shareholders	$(500)	$(666)

Basic and diluted earnings (loss) per common share
Continuing operations	$(0.02)	$(0.02)
Discontinued operations	$0.01
Net income (loss)	$(0.01)	$(0.02)

Weighted average basic and diluted shares outstanding	40,042	40,030

Operating Results Summary

(In thousands. Unaudited)

	Three Months Ended December 31,
	2005		2004		% Change
	Revenue	Operating Income (Loss)	Revenue	Operating Income (Loss)	Revenue	Operating Income (Loss)

Manufacturing	$12,680	$3,723	$12,421	$3,658	2.1%	1.8%
Hospitality	4,062	246	4,856	459	(16.4)%	(46.4)%
Corporate		(4,790)		(3,953)		21.2%

Total Company	$16,742	$(821)	$17,277	$164	(3.1)%	NM *

* Percentage not meaningful

Revenue by Segment and Type

(In thousands. Unaudited)

	Three Months Ended December 31,
	2005			2004
	Manufacturing	Hospitality	Total	Manufacturing	Hospitality	Total

Software Licenses	$1,759	$598	$2,357	$1,808	$489	$2,297
Maintenance	7,862	2,643	10,505	7,587	3,546	11,133
Professional services	2,790	565	3,355	2,659	520	3,179
Third-party software and hardware	269	256	525	367	301	668

	$12,680	$4,062	$16,742	$12,421	$4,856	$17,277

Revenue by Segment and Geography

(In thousands. Unaudited)

	Three Months Ended December 31,
	2005			2004			% Change
	Manufacturing	Hospitality	Total	Manufacturing	Hospitality	Total	Total

Americas	$7,283	$1,414	$8,697	$7,655	$1,822	$9,477	(8.2)%
Europe, Middle East & Africa	3,558	1,923	5,481	3,103	2,374	5,477	0.1%

Asia Pacific	1,839	725	2,564	1,663	660	2,323	10.4%
	$12,680	$4,062	$16,742	$12,421	$4,856	$17,277	(3.1)%